UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK TECHNOLOGY AND PRIVATE EQUITY TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Your Vote Matters
BlackRock Technology and Private Equity Term Trust (NYSE: BTX)

Why am I receiving this letter?

You are a shareholder of BlackRock Technology and Private Equity Term Trust (BTX) (the “Fund”) entitled to vote at the upcoming shareholder meeting on April 17, 2025.

Vote now to stop receiving solicitation notices and reduce costs for your Fund.

What am I voting on?

BTX recently updated its investment strategy to focus on the Technology sector and private equity investments.

Vote online

By scanning the QR code or using the website provided on

your enclosed proxy

card and following the

simple instructions

Vote by phone

By calling the toll-free number on YOUR enclosed proxy card and following the simple instructions

Vote by mail

By completing and returning YOUR enclosed proxy card in the postage paid envelope provided

Proposal 1 is to permit the Fund to concentrate its investments in one or more industries within the Technology sector.

Proposal 2 is to provide the Fund greater flexibility to pursue its revised principal investment strategies by changing the Fund’s diversification status from diversified to non-diversified (as those terms are defined in the Investment Company Act of 1940).

How does the Board recommend that I vote?

The Board of the Fund unanimously recommends that you vote “FOR” each Proposal.

If you have any questions on how to vote or about the proposals to be voted on, please contact Georgeson LLC at 1-866-529-6605

The proxy materials previously sent to you contain important information; please read them carefully. Copies of the Proxy Statement are available for free on the Securities and Exchange Commission’s website at www.sec.gov or by visiting WWW.PROXY-DIRECT.COM/BLK-34377 or by calling Georgeson LLC, BTX’s proxy solicitor, toll free at 1-866-529-6605.